Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Obtains Extended Gas Turbines Timeline

Houston, TX—January 29, 2008—BPZ Resources, Inc. (NYSE Alternext US: BPZ) announced today that the Company has obtained an extension of the previously announced contract for the purchase of three gas-fired turbines for the Company’s proposed gas-to-power facility in northwest Peru.  This extension allows the Company to defer payment obligations on the turbines until November 16, 2009 provided that it makes one additional payment of $3.4 million by February 25, 2009.  The Company has the option to reinitiate the contract at any time prior to November 15, 2009.  Once restored, all prior payments will be applied to the contract which may be amended to include new delivery dates, pricing and payment schedules.

The extension was sought to allow the Company flexibility to devote a majority of capital expenditures (CAPEX) for 2009 to developing the oil assets in the offshore Z-1 Block.  The Company believes the reallocation of capital expenditure will allow it to increase production, cash flow and reserves from the Corvina and Albacora fields.  The Company plans to move forward with the gas-to-power project once the appropriate financing is in place and/or when a strategic partner for the project is identified.

Manolo Zuñiga, BPZ Energy’s President and Chief Executive Officer commented “This agreement gives us a great deal of flexibility and allows us to follow through with the plan to increase oil production, cash flow and reserves.  The gas-to-power project remains important to both BPZ and the country of Peru.  We expect to move forward with this project as soon as market conditions allow as it should enable us to begin monetizing the gas in Corvina.  We have also decided to search for an equity partner to help accelerate the resumption of the power project by enabling us to reinstate the contract as quickly as possible.  In the near term we need to focus our available capital on the Company’s oil assets which can be monetized faster to help pay for the 2009 CAPEX.  Our current year goal is to increase oil production and grow reserves to maximize shareholder value.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations, estimating reserves, unexpected future capital expenditures accuracy of well test results, final approval and execution of debt financing documents with IFC and Natixis, the success of our gas-to-power project financing efforts, platform refurbishment efforts, successful production of indicated reserves, successful transition from our well-testing period to full commercial production and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.